Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Kristine D. Brenner

Director of Investor Relations

(810) 257-2506

kristine.brenner@citizensbanking.com

Citizens Republic Bancorp Resumes Payments on Trust Preferred Securities

FLINT, MICHIGAN, February 26, 2013 — Citizens Republic Bancorp (Nasdaq: CRBC) announced today that it will resume interest payments on its outstanding 7.50% junior subordinated debentures due September 2066 and declared a dividend on the associated trust preferred securities (NYSE: CTZ-PrA).

Regularly scheduled quarterly interest payments and related trust preferred dividends were deferred in January 2010 although Citizens continued to accrue for the obligations. A dividend payment will be made on March 15, 2013 of the regularly scheduled dividend and the 12 deferred payments, or $6.09375 per share, plus interest of $0.73496 per share, for a total of approximately $6.82871 per share, to holders of record on March 14, 2013. Thereafter, Citizens intends to resume the regular quarterly interest payment schedule.

Corporate Profile

Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, and Wisconsin with 219 offices and 249 ATMs. Citizens is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 57th largest bank holding company headquartered in the United States. More information about Citizens is available at www.citizensbanking.com.